Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 3 to the Registration Statement on Form S-4 of IMCO Recycling Inc. of our report dated March 10, 2004 except as to Note 21, which is as of July 30, 2004, relating to the financial statements, which appears in Commonwealth Industries, Inc. and subsidiaries Current Report on Form 8-K/A dated October 21, 2004. We also consent to the incorporation by reference of our report dated March 10, 2004 relating to the financial statement schedule, which appears in Commonwealth Industries, Inc.’s Annual Report on Form 10-K for the year-ended December 31, 2003. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Louisville, Kentucky

November 4, 2004